Exhibit 99.1

Sotera Health to Share Next Chapter of Growth at 2024 Investor Day

CLEVELAND, OH, November 20, 2024 - Sotera Health Company (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, will hold an Investor Day in New York City where Sotera Health’s management team will discuss the Company’s strategic positioning and outline future growth plans. Management will take questions from a live audience during two question-and-answer sessions.

“The management team is looking forward to the Company’s inaugural Investor Day since going public in 2020,” said Michael J. Petras, Jr., Chair and CEO. “During the past four years, we have achieved top- and bottom-line growth with strong margins, generated significant operating cash flow, demonstrated disciplined capital deployment, and maintained durable customer relationships. I’m proud of what we’ve accomplished and look forward to the team sharing more about future growth drivers at today’s investor event.”

During today’s presentation, management will:

•	Demonstrate the strength and durability of Sotera Health while fulfilling our mission of Safeguarding Global Health®;

•	Provide a detailed perspective of the markets served by the Company and growth opportunities, including our serviceable addressable market of $18 billion;

•	Share customer feedback, which will continue to guide capital investment decisions and the Company’s growth outlook;

•	Provide a long-term financial outlook that highlights the focus on Free Cash Flow generation and supports a compelling investment thesis; and

•

Outline our 2025-2027 financial plan to achieve an organic compound annual revenue growth rate of 5% to 7%, expand Adjusted EBITDA margins by at least 50 basis points, drive an organic compound annual Adjusted EBITDA growth rate of 5% to 8%, and generate cumulative Free Cash Flow of more than $500 million.

The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Adjusted EBITDA margins, Adjusted EBITDA growth rate and Free Cash Flow without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410 | soterahealth.com

Investor Day

A live webcast of the event will be accessible at Presentation & Events | Sotera Health. Virtual participants are encouraged to pre-register at this link and log in to the webcast approximately 5-10 minutes prior to the start of the event. A live question-and-answer session will follow management’s prepared remarks. Sotera Health intends to make the investor presentation for the event available concurrently with the start of the event. A replay of the video webcast will be available within 48 hours following the conclusion of the event at Presentation & Events | Sotera Health. Presentation slides and a webcast replay will be available on the Investor Relations page for 12 months.

About Sotera Health

Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at Investor Relations | Sotera Health. For developments related to Ethylene Oxide, updates can be found at Ethylene Oxide | Sotera Health.

INVESTOR RELATIONS CONTACT

Jason Peterson

Vice President Investor Relations & Treasurer

IR@soterahealth.com

MEDIA CONTACT

Kristin Gibbs

Chief Marketing Officer

kgibbs@soterahealth.com

Source: Sotera Health Company

###

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410 | soterahealth.com